Exhibit 99.4
FIRST AMENDMENT AND JOINDER
OF VOTING AGREEMENT
     This First Amendment and Joinder of Voting Agreement (this “Agreement”) is entered into as of this 6th day of February, 2008 by and among Inverness Medical Innovations, Inc. (“Inverness”), Parker H. Petit (“Shareholder”), and those certain shareholders listed on Schedule A attached hereto (the “Joinder Parties”).
     WHEREAS, Inverness and Shareholder entered into a Voting Agreement, dated as of January 27, 2008, pursuant to which Shareholder agreed to vote all of the Shares, with respect to certain matters (the “Voting Agreement”); and
     WHEREAS, the parties hereto now desire to amend the Voting Agreement in order to reflect the fact that Shareholder shares voting power of a certain number of the Shares with the Joinder Parties.
     NOW THEREFORE, in consideration of the foregoing premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. The following words shall be deleted from the end of Recital B:
           “as is indicated on the signature pages to this Agreement.”
     2. The following parenthetical shall be added at the end of the first sentence of Section 1.1 of the Voting Agreement:
          “(as more particularly set forth in Schedule A attached hereto).”
     3. The page appearing after the signature page to the original agreement shall be deleted in its entirety and replaced with Schedule A attached hereto.
     4. “Joinder Shares” shall mean for the purposes of this Agreement, those Shares over which the Joinder Parties share voting power with Shareholder.
     5. Effective as of the date hereof, the Joinder Parties shall become a party to the Voting Agreement, as amended, and, with respect to the Joinder Shares, shall be entitled to the rights and benefits, and shall be bound by the restrictions and obligations, of the Voting Agreement, as amended, in the same capacity as Shareholder is with respect to the Shares.
     6. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Voting Agreement.

     7. Except as herein amended, the Voting Agreement is hereby ratified, confirmed, and reaffirmed for all purposes and in all respects.
[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Inverness Medical Innovations, Inc.
By:	/s/ David Teitel
	Name:	David Teitel
	Title:	Chief Financial Officer

SHAREHOLDER: Parker H. Petit
/s/ Parker H. Petit
Parker H. Petit

JOINDER PARTIES: Petit Investments Limited Partnership
/s/ Parker H. Petit
By: Parker H. Petit

Cox Road Partners LLLP
/s/ Parker H. Petit
By: Parker H. Petit

Petit Grantor Trust
/s/ Parker H. Petit
By: Parker H. Petit

[Signature Page to First Amendment and Joinder of Voting Agreement]

Janet L. Petit
/s/ Janet L. Petit
Janet L. Petit
Address for Notice for Joinder Parties: Matria Healthcare, Inc. 1850 Parkway Place Marietta, Georgia 30067 Attention: Parker H. Petit

[Signature Page to First Amendment and Joinder of Voting Agreement]

Schedule A

			Options,
			Warrants or
			Rights to
			purchase
			Company
		Shares Over Which	Common Stock
	Shares Over Which	Shareholder Has	Beneficially	Total # Shares
	Shareholder Has	Shared Voting	Owned by	Beneficially
Shareholder	Sole Voting Power	Power	Shareholder	Owned
Mr. Parker H. Petit	1,586,908	174,302	726,727	1,761,210
Petit Investments Limited Partnership	—	73,832	—	73,832
Cox Road Partners LLLP	—	90,000	—	90,000
Petit Grantor Trust	—	3,750	—	3,750
Janet L. Petit	—	6,720	—	6,720